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                                                                  EXHIBIT 10.5

January 29, 1998



Mr. Jeffrey Bairstow
1206 Natchez Road
Franklin, TN 37069

Re: Offer of Employment

Dear Jeff:

On behalf of Managed Health Network ("MHN"), I would like to confirm our offer to you for the exempt position of President and Chief Operating Officer of Managed Health Network, located in San Rafael, CA, and Senior Vice President, Specialty Services Division, reporting to Gary Velasquez. In this position, you will earn a monthly salary of $20,834.00. Associates are paid on a biweekly basis with 26 pay periods per year. Performance of each of the Company's associates is generally reviewed on an annual basis and any adjustment to salary is ordinarily made upon the completion of such performance review. You will be provided a car allowance of $1,000/month, subject to normal payroll deductions. Additionally, a sign-on bonus of $75,000 (subject to taxes) will be paid to you within the first thirty days of employment. The intent of the sign-on bonus is to help offset the additional expense of buying a home in the Bay Area.

In addition, you will be eligible to participate in the Company's Executive Incentive Plan, under which plan bonus payments are dependent upon Company and individual performance measures. You will be eligible to participate in the plan beginning in 1998, with a target bonus opportunity of 40% of your base pay. Any bonus payout for 1998 will be prorated based on your hire date. You must be actively employed and on the Company payroll at the time the bonus is paid. Bonus calculations are based on the base salary in effect on December 31st of the respective fiscal year. It is understood that the Company in its sole discretion will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Plan.

The Company's management will recommend to its Compensation and Stock Option Committee (hereinafter "Committee") that you be granted stock options in an amount of 15,000 shares in the 1997-1998 plan year. It will be recommended that the strike price for the shares underlying the option be set to reflect the stock price at the close of business on the first day of employment. It will be within the sole discretion of the Committee to determine whether the recommendation to grant you 15,000 shares will be approved. It is understood that any recommendations for any subsequent plan years made by the Company's management will be made consistent with your performance and comparable to peer managers of the Company at the time option recommendations are presented to the Committee. Stock option shares vest on a one-third/year basis with all shares vesting after three years of the date of original grant. At all times, all stock option grants remain within the sole discretion of the Committee.

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PAGE TWO
OFFER LTR/JEFFREY BAIRSTOW
1/29/98

In addition to the foregoing, and subject to any prerequisite length of employment and your continued employment with the Company, you will be eligible for consideration to receive and/or participate in Company-offered benefits if you meet certain criteria. You will receive, at orientation and under separate cover, information about Company benefits programs, including group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k), Company-recognized holidays, the employee stock purchase plan, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, the Company will match your contribution at $0.50 for every dollar contributed up to six percent (6%). The Company's Paid Time Off ("PTO") benefit will be provided to you for illness, vacation, and personal time off. You will accrue PTO at a rate of 23 days per year between your date of hire and 120 months of service, and 25 days per year thereafter. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend, or terminate the benefits plans at any time, with or without notice.

Please contact Janet Paraventi-Holt to schedule your orientation. Enclosed are payroll and I-9 forms as well as the documentation required to complete the I-9 forms. We are required to verify you eligibility to work in the United States within three days of your start date. (A list of appropriate documentation can be found on the reverse side on the I-9 form).

The Company will provide you with an option of benefits targeted to assist you in relocating to the San Rafael, California area. Attached you will find a copy of the Relocation Guideline that applies to your position. Relocation policy to be modified per verbal agreement to stipulate weekly return trips to Tennessee as well as extension of temporary living accommodations and sale of old residence to 12/31/98 - with best efforts to move within the stipulated 6-month period. (Modify section 3.6.1, 3.6.2 and 3.8 - per attached policy sheets). Should you voluntarily leave the Company within one year from your date of hire for any reason, you will be responsible for reimbursing the Company within five business days of the date of your termination of your employment 50% of the total relocation expenses paid on your behalf.

During the first year of employment, commencing on February 23, 1998 and ending on February 23, 1999, the Company will provide you with reasonable protection in the event of the termination of your employment without "cause". Under the terms of this agreement, "cause" is defined as failure to perform your duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment; gross misconduct or fraud; or, conviction of, or a plea of "guilty" or "no contest" to a felony. In the event that your employment is terminated involuntarily, and without cause, and you agree and sign the Company's standard Confidential and General Release Agreement, you will be provided a severance package totaling six (6) months of base salary in effect at the date of your termination. Payment of the severance package will be made on a salary continuation basis until the sum of six (6) months of base salary is paid in full. During this period of severance payment, the Company will pay the premium to provide you and your dependents medical and dental coverage under COBRA if you elect to continue your benefits under COBRA. Following one year of employment, severance benefits, if any, will be paid under the terms and conditions of the prevailing company severance program in effect at that time.

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PAGE THREE
OFFER LTR/JEFFREY BAIRSTOW
1/29/98

You agree, through the signing of this letter, that your employment with the company is at the mutual consent of each employee and the Company and is an "at-will" employment relationship. Nothing is this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President of the Specialty Division, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting employment with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, Confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

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PAGE FOUR
OFFER LTR/JEFFREY BAIRSTOW
1/29/98

You have agreed and certify that you have no other agreement, relationship, or committment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

You agree not to use or disclose any Confidential Information or trade secrets of others, including all prior employees in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use of disclosure of confidential information or trade secrets of another, you agree to notify Janet Paraventi-Holt, Debra Taylor, or Dan Smithson in the Human Resources Department of the situation immediately. You represent and warrant that you returned all property and confidential information belonging to all prior employers.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter, in the enclosed self addressed envelope. An additional copy of the offer letter is enclosed for your files.

Jeff, we look forward to your return to the company. Should you have any questions, prior to or during your employment, please feel free to contact me at (916) 631-5122.

Sincerely,

/s/ GARY VELASQUEZ
-----------------------------
Gary Velasquez
President & COO of Government Operations
and Specialty Services Division

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PAGE FIVE
OFFER LTR/JEFFREY BAIRSTOW
1/29/98

I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.


   /s/ JEFFREY J. BAIRSTOW                                  2/2/98
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         SIGNATURE                                          DATE



Enclosures:  Relocation Guideline
             I-9 Information
             W-4 Form